UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 14, 2011

State Bancorp, Inc.
(Exact name of registrant as specified in its charter)

New York	001-14783	11-2846511
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Jericho Plaza
Jericho, NY 11753
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (516) 465-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01                      OTHER EVENTS

State Bancorp, Inc. (“State Bancorp”), parent company of State Bank of Long Island, announced that it has redeemed $36,842,000 of its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Preferred Stock”) issued to the U.S. Department of the Treasury on December 5, 2008 pursuant to the Troubled Asset Relief Program Capital Purchase Program.  This amount represents 100% repayment of outstanding TARP funds.  The redemption of the Preferred Stock is a condition to the closing of the merger of State Bancorp with and into Valley National Bancorp (“Valley”) and is being funded by cash received in connection with a senior note issued by State Bancorp to Valley.  The warrant issued to the Treasury in connection with the issuance of the Preferred Stock remains outstanding at this time and will be assumed by Valley.

The merger is expected to be effective in very early January.   We expect that on January 3, 2012, State Bank of Long Island branches will open as branches of Valley National Bank, a subsidiary of Valley.  Shortly after completion of the merger, State Bancorp stockholders will receive materials from Valley setting forth the procedures for exchanging their shares in certificate form.  State Bancorp stockholders who hold shares in street name will have their shares exchanged automatically by their brokers.

A copy of the press release is attached hereto as exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

 The following exhibit is filed as part of this report:

Exhibit 99.1	Press release dated December 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2011	State Bancorp, Inc.

	By:	/s/ Brian K. Finneran
Brian K. Finneran Chief Financial Officer

INDEX OF EXHIBITS

Exhibit Number	Description
99.1	Press release dated December 14, 2011